Exhibit 10.1

axis specialty limited

96 pitts bay road

pembroke, bermuda hm08

July 5, 2007

Mr. John Gressier

96 Pitts Bay Road

Pembroke, Bermuda HM08

Dear John:

We are delighted that you have decided to join Axis Specialty Limited, a Bermuda Company (the “Company”) and wholly owned subsidiary of axis Capital Holdings Limited, a Bermuda Company (the “Parent”). We thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement (this “Agreement”). This Agreement is dated as of July 5, 2007.

1.                                      Employment.

The Company hereby agrees to employ you in the position of Chairman of AXIS Insurance or in such other position as is mutually agreeable to you and the Company. You will report to the Chief Operating Officer of the Parent. You will be expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the company on an exclusive basis, including service to subsidiaries and affiliates of the Company as requested by the Board of Directors of the Parent (the “Board”), and shall faithfully and diligently endeavor to promote the business and best interests of the Company and its subsidiaries and affiliates. Anything herein to the contrary notwithstanding, nothing shall preclude you from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable, community and other business affairs and (iii) managing your personal investments and affairs; provided such activities do not, in the reasonable judgment of the Company, adversely impact your ability to properly perform your responsibilities and duties hereunder.

2.                                      Compensation and benefits.

(a)    During your employment with the Company, your annual base salary shall be $800,000 (the base salary as may be increased from time to time “Base Salary”) and shall be paid pursuant to the Company’s customary payroll practices. The Base Salary will be reviewed annually and may be increased in the sole discretion of the Company.

(b)    In addition to the Base Salary, in each fiscal year of the Company during your employment with the Company, you will have the opportunity to earn an annual cash bonus (“Annual Bonus”) if the Company achieves certain performance objectives and subject to your individual performance (each of which will be determined by the Company for each such fiscal year). The Annual Bonus for each period will be paid only if you are actively employed with the Company on the date on which bonuses are disbursed to similarly situated senior executives.

(c)    During your employment with the Company, you will be entitled to participate generally in the benefit plans made available to senior executives of the Company to include a bi-annual Executive Physical Program, in accordance with the terms of those plans.

(d)    During your employment with the Company, you will be entitled to 25 working days of paid vacation per calendar year.

(e)    During your employment with the Company, the Company will reimburse you for all reasonable business expenses incurred by you in the course of performing your duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of expenses.

(f)    During your employment with the Company and while you are on assignment in Bermuda, you will be entitled to a monthly housing allowance of $15,000.

(g)    During your employment with the Company and while you are on assignment in Bermuda, you will be paid by the Company an automobile allowance of $900 per month; provided, however, that the Company shall have no other obligations to you relating to any of your automobile(s), including, but not limited to, the costs to insure or garage any of your automobile(s).

(h)    During your employment with the Company, and subject to the Company’s prior review and approval, you will be reimbursed by the Company for the initiation fees (not to exceed USD $10,000) and annual membership fees of one private club; provided, however, that the Company shall have no other obligations to you relating to any other costs of your membership in that private club.

(i)    During your employment with the Company, the Company will reimburse you for reasonable costs incurred for preparation of annual tax returns and associated tax planning, not to exceed US$5,000 per year.

(j)    During your employment with the Company and while you are on assignment in Bermuda, you will be entitled to reimbursement of payment of airfare for up to four round trip business-class, non-business trips per year for you and your immediate family members between Bermuda and the United Kingdom.

3.                                      Term of Employment

(a)    The employment period shall commence on February 14, 2007 and shall terminate on the day preceding the third anniversary thereof; provided, however, that the term of employment shall automatically be extended for successive one-year periods unless either party shall give at least six (6) months’ prior written notice of non-renewal. Notwithstanding the foregoing, your employment hereunder will be terminated upon the earliest to occur of the following events:

(i)	Death. Your employment shall automatically terminate upon your death.

(ii)

Disability.  The Company shall be entitled to terminate your employment if, as a result of your incapacity due to physical or mental illness or injury, you shall have been unable to perform your duties hereunder for a period of 181 days in any twelve-month period.

(iii)

Cause.  The Company may terminate your employment for Cause which, for purposes of this Agreement, shall mean (A) any act or omission which constitutes a material and substantial breach by you of the terms of this Agreement that adversely impacts the business or reputation of the Company, (B) the conviction of a felony or commission of any act which would rise to the level of a felony, (C) the conviction or commission of a lesser crime or offense that adversely impacts or potentially could impact upon the business or reputation of the Company, its Parent, and/or affiliates and subsidiaries in a material way, (D) your willful violation of specific lawful directives of the Company, (E) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing damage or potential damage to the Company, its Parent and/or affiliates and subsidiaries, (F) the willful failure to perform a substantial part of your duties, (G) breach of fiduciary duty.

(iv)

Without Cause.  The Company may terminate your employment at any time without Cause; provided, however, that the Company provides you with notice of its intent to terminate at at least 30 days in advance of the date of termination. Termination without Cause shall include the Company’s non-renewal of a successive one-year period of your employment with the Company as provided for in this Section 3(a).

(v)

Voluntary Resignation.  You may voluntarily terminate your employment hereunder; provided, however, that you provide the Company with notice of your intent to terminate at least six (6) months in advance of the date of termination. Voluntary Resignation shall include your non-renewal of a successive one-year period of your employment with the Company as provided for in this Section 3(a).

(b)    In the event that your employment with the Company shall terminate pursuant to Sections 3(a)(i), (ii), (iii), or (v), the Company’s sole obligation under the Agreement shall be to (i) pay to you any accrued and unpaid Base Salary through the date of termination of employment, and an amount equal to such reasonable and necessary unreimbursed business expenses incurred by you on behalf of Company on or prior to the date of termination of employment and (ii) afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate.

(c)    In the event that your employment with the Company terminates in accordance with the provisions of Section 3(a)(iii) — for Cause, or 3(a)(iv) — Without Cause or 3(a)(v) — Voluntary Resignation hereof, you shall be entitled to continuation of your Base Salary and employment benefits for a period of six (6) months immediately following the date of such termination provided, however, that you comply with your obligations under Sections 3(e), (including, without limitation, the release and waiver provision), 4, 5, 6 and 7 hereof.

(d)           In the event that your employment with the Company terminates in accordance with the provisions of Section 3(a)(iv) — Without Cause hereof, you shall be entitled to vesting for all equity awards, including any restricted shares in accordance with their terms; provided, however, that you comply with your obligations under Section 3(e), (including, without limitation, the release and waiver provision), 4, 5, 6 and 7 hereof.

(e)           In the event that either party gives notice of the non-renewal of a successive one-year period of your employment with the Company as provided for in Section 3(a) hereof, or you voluntarily terminate your employment hereunder and you provide notice thereof, during the period (or any portion thereof) commencing on the date of such notice and ending on the date of termination (the “Notice Period”), the Company may, in its absolute discretion, (i) require you to perform only such duties as it may allocate to you, (ii) require you not to perform any of your duties, (iii) require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine, (iv) exclude you from any premises of the Company and/or (v) require you to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) effective as of any date during the Notice Period. If the Company elects to take any such action, such election shall not constitute a breach by the Company of this Agreement and you shall not have any claim against the Company in connection therewith so long as, during the Notice Period, the Company continues to pay to you your accrued and unpaid Base Salary, afford you all the employee benefits to which you may be entitled under, and in accordance with the terms of, all employee benefit plans in which you participate and otherwise comply with the terms of this Agreement.

(f)            Upon termination of your employment with the Company for any reason, you agree (i) to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) and (ii) to execute a general release and waiver in a form of which to be agreed by the parties to this Agreement, waiving all claims you may have against the Company, its affiliates (including Parent) and their respective successors, assigns, employees, officers, directors, consultants, partners and shareholders; provided, however, that the requirement to execute a general release and waiver shall not apply to a voluntary resignation pursuant to Section 3(a)(v) of this Agreement.

(g)           If within the first twelve months following a Change of Control, (i) the nature or scope of your position, authority or duties are materially changed, (ii) your compensation is not paid or is reduced, there is a material adverse change in your employee benefits or the Company otherwise materially breaches this Agreement or (iii) you are required by the Company to relocate to a place more than 50 miles from your current place of employment then, if you provide the Company with written notice of your intent to terminate your employment as a result of such event, providing the specific reasons therefor, and the Company does not make the necessary corrections within thirty days of receipt of your written notice, you may terminate your employment within the ten days following the expiration of such thirty day notice period and continue to receive your Base Salary and employee benefits for a period of twelve (12) months immediately following the date of such termination, the Annual Bonus that you would have been entitled to during such twelve (12) months assuming all performance targets had been exceeded; provided, however, that you comply with your obligations under Section 3(e), 4, 5, 6 and 7 hereof. For purposes of this Agreement, the term “Change in Control” will be deemed to have occurred as of the first day any of the following events occurs:

(i)                                        Any person or entity is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent representing 50% or more of the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this Section 3(f) (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent, (B) any acquisition by the Parent, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any affiliate of the Parent or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 3(f) (iii) hereof;

(ii)                                    Individuals who, as of the date of this Agreement, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;

(iii)                                Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Parent and another person or entity, including, for this purpose, a transaction as a result of which another person or entity owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Parent Voting Securities immediately prior to such Business Combination; (B) no person or entity (excluding any entity resulting from such Business Combination, or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Parent prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the entity resulting from such Business Combination or that, as a result of such Business Combination, owns the Parent or all or substantially all of the Parent’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which such Business Combination is effected or approved; or

(iv)                                  Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent or the sale or other disposition of all or substantially all of the Parent’s assets.

4.             Assignment of Intellectual Property Rights

(a)           Assignment.  You hereby assign all of your rights, title and interest to and in all Intellectual Property Rights (as defined below) conceived, developed, invented, made by you or otherwise owned by you and directly or indirectly relating to the Business (defined in Section 7(a)) and you agree and acknowledge that, on the date hereof, such rights to and in such Intellectual Property Rights shall become the sole property of, and belong to, the Company.

(b)           Intellectual Property Rights.  For the purposes of this Agreement, the term “Intellectual Property Right” shall mean all proprietary and other rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin; (ii) patents, inventors’ certificates and invention disclosures; (iii) trade secrets and other confidential or non-public business information, including ideas, formulae, compositions, inventions, discoveries and improvements, know-how, manufacturing and production processes and techniques, and research and development information (whether patentable or not); drawings, specifications, designs, plans, proposals and technical data; and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (iv) writings and other works of authorship, whether copyrightable or not, including computer programs, data bases and documentation therefor, and all copyrights to any of the foregoing; (v) mask works; (vi) rights, title and interest in know-how, technical information, processes, practices and systems, whether or not protectable by patent, copyright or trade secret law; (vii) moral rights; (viii) rights to limit the use or disclosure of confidential information by any person; (ix) any similar tangible or intangible intellectual property or proprietary rights, information and technology; (x) or authority and any renewals or extensions thereof, (xi) the goodwill associated with each of the foregoing and (xii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case in any jurisdiction.

5.                                     Non-Disclosure

(a)           In view of the fact that your work for the Company will bring you into close contact with many confidential affairs of the Company not readily available to the public, as well as plans for future developments, you agree during your employment with the Company and thereafter:

(i)                                   to keep secret and retain in the strictest confidence all proprietary or confidential matters or trade secrets of the Company or any of its subsidiaries and affiliates (which information will be deemed confidential notwithstanding any prior unauthorized disclosures), including, but not limited to, data, know-how, formulae, practices, processes, methodologies, designs, sketches, photographs, plans, drawings, specifications, samples, reports, member or customer lists, price lists, business strategies or arrangements, studies, findings, inventions, ideas, software, source code, business plans and other technical, business or financial information relating to the Company’s business, whether existing on the date hereof or hereafter (such material collectively, “Restricted Material”), and not to disclose such Restricted Material except with the Company’s permission to such third parties as may be necessary in the furtherance of the Company’s interests and in the discharge of your duties; and

(ii)                               to deliver promptly to the Company upon the termination of your employment or at any other time as the Company may so request, all documents (and all copies thereof), in whatever form, containing Restricted Material, and all property associated therewith, which you may then possess or have under your control; provided, however, that Restricted Material shall not be subject to the confidentiality restrictions of this Section 5 where you can show that such information is, at the time of disclosure, generally known to the public.

(b)           In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any Restricted Material, you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

(c)           Nothing in this Section 5 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

6.                                     Non-Solicitation

Except with prior written permission of the Company, you shall not, directly or indirectly (individually or on behalf of other persons), during your employment with the Company or any of its affiliates and for a period of six (6) months following the termination of your employment with the Company for any reason, hire, offer to hire, entice away or in any manner persuade or attempt to persuade any officer, employee or agent of the Parent or any of its affiliates (including the Company and any subsidiary) or any then current or prospective customer, client or broker of the Parent or any of its affiliates (including the Company and any subsidiary), to discontinue his or her relationship with the Parent or any of its affiliates (including the Company and any subsidiary) or to otherwise do business with any competing business of Parent or any of its affiliates (including the Company and any subsidiary).

7.            Non-Competition

(a)           Except with prior written permission of the Company, you shall not, during your employment with the Company or any of its affiliates, and for the six (6) month period following the termination of your employment, for any reason directly or indirectly (individually or on behalf of other persons): (i) enter the employ of, or render services to, as a senior executive or in a managerial capacity, any person, firm or corporation engaged in the insurance or reinsurance business or any other business in which the Company is, or has announced an intention to become, engaged in at any time during your employment with the Company and in each case within any State in the United States or jurisdiction outside of the United States in which Parent or any of its affiliates (including the Company and any subsidiary) does business (hereinafter collectively referred to as the “Business”); (ii) engage in such Business on your own account; or (iii) become involved in any such Business, directly or indirectly, as an owner, partner, shareholder, member, director, officer, principal or consultant; provided, however, that nothing contained in this Section 7 shall be deemed to prohibit you from acquiring, solely as a passive investment, no more than 5% of the total outstanding securities of any publicly-held corporation.

(b)           The provisions of this Section 7 shall not apply following your termination of employment should the Company default in any of its post-termination obligations as provided for in this Agreement.

8.                                     Enforcement

(a)           The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company by reason of your failure to perform any of your obligations under Sections 4, 5, 6 and 7. Accordingly, if the Company institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, you hereby waive the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the defense that any such remedy exists at law.

The foregoing rights shall be in addition to any other rights and remedies available to the Company under law or in equity.

(b)           If any of the covenants contained in Sections 4, 5, 6 and 7 or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions(s). In addition, if any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, is held by any person or entity with jurisdiction over the matter to be invalid or unenforceable because of duration of such provision or the geographical area covered thereby, the parties agree that such person or entity shall have the power to reduce the duration and/or geographical area of such provision and, in its reduced form, said provisions shall then be enforceable.

(c)           It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege contained in Sections 4, 5, 6 and 7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege contained in Sections 4, 5, 6 and 7.

9.                                     Dispute Resolution

In the event of any dispute or difference between you and the Company with respect to either the enforcement or interpretation of this Agreement, both you and the Company agree to resolve any such dispute or difference by the terms and conditions set forth in the Company’s Dispute Resolution Guidelines. By executing this Agreement, you acknowledge receiving and reviewing Company’s Dispute Resolution Guidelines.

10.                              Miscellaneous

(a)           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or three days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a  reputable overnight courier service and, in each case, addressed to the relevant party at the address provided for such party on the first page hereof, or to such other address as any party hereto may designate by notice to the other in accordance with the foregoing.

(b)           This Agreement constitutes the entire agreement among you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.

(c)           This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought.

(d)           This Agreement and all rights and obligations hereunder, including, without limitation, matters of construction, validity and performance, shall be governed by and construed and interpreted in accordance with the laws of Bermuda without regard to principles of conflict of laws.

(e)           In the event of any contest or dispute between you and the Company with respect to this Agreement, each of the parties shall be responsible for their respective legal fees and expenses in accordance with the Company’s Dispute Resolution Guidelines.

(f)            This Agreement shall inure for the benefit of and be an obligation of the Company’s assigns and successors; provided, however, that you may not assign your duties and obligations hereunder to any other party.

(g)           The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

If the terms of this Agreement meet with your approval, please sign and return one copy to the Company.

Sincerely,

AXIS SPECIALTY LIMITED.

By:	/s/ JOHN CHARMAN
	Name:	John Charman
	Title:	CEO

Accepted and Agreed
as of the date first set forth above:

/s/ John Gressier